Exhibit 5.1

J. Peyton Worley

T: +1 212 479-6349

pworley@cooley.com

March 10, 2017

Tremor Video, Inc.

1501 Broadway, Suite 801

New York, New York 10036

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tremor Video, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) an aggregate of 2,017,252 shares of the Company’s Common Stock, par value $0.0001 per share (the “Additional Plan Shares”), issuable pursuant to the Company’s 2013 Equity Incentive Plan, as amended (the “Plan”) and (b) 125,000 shares of Common Stock (the “Inducement Grant Shares”) issuable pursuant to an Option Agreement dated September 26, 2016, between the Company and its Chief Marketing Officer (the “Inducement Award Agreement”).

In connection with this opinion, we have examined and relied upon our review of (a) the Registration Statement and related prospectuses, (b) the Plan and the Inducement Award Agreement, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Additional Shares and the Inducement Grant Shares, when sold and issued in accordance with the Plan or the Inducement Award Agreement, as applicable, and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ J. Peyton Worley

J. Peyton Worley, Partner

1114 AVENUE OF THE AMERICAS, NEW YORK, NY 10036 T: (212) 479-6000 F: (212) 479-6275 WWW.COOLEY.COM